Fonar Corporation
110 Marcus Drive
Melville, NY  11747

March 30, 2000

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

Re:      Fonar Corporation
         Withdrawal of Registration Statement
         Form RW

To Whom It May Concern:

     This letter is to advise that the Company is withdrawing the following Registration Statement:

                  Fonar Corporation
                  Form S-2 Registration Statement
                  File No. 333-33526
                  Accession Number  0000355019-00-000007

     The Company is pursuing alternatives which would eliminate the necessity for registering the securities with the Commission.

         Please advise if there are any questions.

                                           Very truly yours



                                           /s/ Raymond V. Damadian
                                           Raymond V. Damadian
                                           President and Chairman of the Board

                                           /s/ Henry T. Meyer
                                           Henry T. Meyer
                                           General Counsel